Exhibit 99.1

News Release

Investor Contact:
Mark Lamb Director – Investor Relations 425/519-4034 markl@onyx.com	FOR RELEASE 4:00 PM Eastern OCTOBER 27, 2003

Onyx Software Announces 2003 Q3 results

Second Consecutive Quarter of License Growth and Non-GAAP Operating Profit

BELLEVUE, Wash — Onyx® Software Corp. (NASDAQ: ONXS), a worldwide leader in successful CRM, today announced financial results for the quarter ended September 30, 2003.

Financial Results

Revenue for the third quarter of 2003 was $15.4 million, compared to $19.0 million in the third quarter of 2002. Reported net loss for the third quarter of 2003 was $0.3 million or ($0.02) per share, compared to a net loss of $0.9 million, or ($0.07) per share in the third quarter of 2002. All amounts expressed on a per share basis reflect the impact of the one-for-four reverse stock split approved by shareholders and announced on July 23, 2003. Third quarter 2003 net loss includes amortization of intangibles net of tax, restructuring charges and stock compensation expense totaling $0.5 million. Third quarter 2002 net loss included amortization of intangibles net of tax, restructuring charges and stock compensation expense totaling $1.6 million.

Non-GAAP operating income for the third quarter of 2003, was $0.6 million compared to a non-GAAP operating income of $0.0 million in the third quarter of 2002. Onyx believes that supplementary disclosure regarding non-GAAP operating income (loss) assists in comparing current operating results with those of past periods. A reconciliation of non-GAAP operating income (loss) with actual operating income (loss) is attached to the financial tables included below in this release.

License revenue in the third quarter of 2003 was $3.6 million compared to $7.3 million in the third quarter of 2002, and was up from $3.1 million in the second quarter of 2003. Service revenue in the third quarter of 2003 was $11.8 million compared to $11.8 million in the third quarter of 2002, and was lower than the $12.7 million service revenue reported for the second quarter of 2003 due to completion of certain professional services projects.

On September 30, 2003, Onyx had cash and cash equivalents of $12.0 million, compared to $13.9 million on June 30, 2003. During the quarter the company made scheduled payments of $2.2 million on agreements that eliminate excess facilities and severance obligations. The remaining scheduled payments to eliminate excess facilities consist of $1.6 million in the fourth quarter of 2003, $1.5 million in first quarter of 2004, and $0.7 million in the second quarter of 2004. The remaining cash restructuring obligations totaling $0.8 million are expected to be paid over several years beginning the third quarter of 2004.

Business Summary

“We are pleased to post our second consecutive quarter of improved license revenue and non-GAAP profit,” said Brent Frei, Co-Founder and CEO. “Three of our top five license deals in the third quarter were add-on license purchases, demonstrating the business opportunity that results from Onyx Software’s high customer satisfaction levels. Our largest license sale was more than two times the size of the customer’s initial license purchase,” Frei added.

Onyx had 30 license customers in the third quarter, consisting of eleven new customer wins and nineteen existing customers with add-on license purchases. Onyx direct sales accounted for a substantial portion of license revenue and the average size of new-direct sold deals was larger in the third quarter of 2003 compared to the second quarter of 2003. Overall sales performance improved outside of EMEA, which exhibited typical seasonality.

Onyx strength in the Financial Services market was demonstrated by new customer wins including SunAmerica, Australia Central Credit Union, Glenmede Trust and Saison Automobile & Fire Insurance, as well as add-on license purchases from customers such as Saxon Mortgage, PIMCO and Nuveen. Financial Services customers accounted for the majority of third quarter license revenue.

In Healthcare, The Regence Group purchased additional Onyx licenses. Scan Health became the first customer for IBM’s hosted Onyx offering, CRM On Demand, during the quarter, and has gone live.

Other leading organizations purchasing Onyx Software included Calor Gas, Daiwabo Information Systems and Starbucks Coffee Company.

Representative Onyx Professional Services customers in the third quarter included ASB Bank Limited, CCH Australia, HealthNow, ntl Business Solutions, Nuveen, Reed Business Information, The Regence Group, Saxon Mortgage, and Starbucks Coffee Company.

No single customer accounted for more than 10 percent of total revenue in the quarter.

Onyx Embedded CRM™ progress

Onyx Software’s Embedded CRM initiative exhibited additional partner success in the third quarter. Embedded CRM is a leading web services-based approach and flexible business model that combines the Onyx platform with components of other technologies, enabling Onyx partners to deliver composite business solutions tailored to specific customer segments and needs.

The IT subsidiary of Tokyo Electric Power Company (TEPCO) has developed Poweredcom to provide IT services to businesses in their large customer base on an ASP basis. TEPCO is one of the world’s largest electric utilities. Following a pilot program announced in the first quarter of 2003, TEPCO is now hosting an Onyx application licensed to Saison Automobile & Fire Insurance – a unit of Japan’s consumer finance company Credit Saison, Co. Ltd. – for their call center. Onyx Japan partner NTT Comware supported TEPCO in delivering this solution.

Onyx Software received distinguishing awards and recognition in the third quarter

CRM magazine recognized Onyx for excellence in all three areas evaluated for their CRM Leaders Award: 1) Overall, Onyx was named #1 in mid-market CRM; 2) Onyx Software customer University of Pittsburgh Medical Center was named to the magazine’s CRM Elite in the category of channel management; and in a report of Most Influential Leaders, CRM magazine selected both Onyx Software’s Chief Executive Officer Brent Frei and Chief Technology Officer Mary Reeder. Across all vendors, Reeder was the only technology officer to be recognized as a most influential leader.

Customer Inter@ction Solutions magazine recognized Onyx Software for CRM excellence, based on criteria of technology excellence, vision and demonstrated benefit to the customer base.

Business Outlook

While the outcome and timing of deals make a wide range of revenue outcomes possible, at this date the company believes it is likely that fourth quarter revenue will be in the same range as the third quarter 2003. Total costs and expenses are expected be in the same range to somewhat higher in the fourth quarter than in the third quarter.

Onyx Software Third Quarter Conference Call

Onyx Software will host a conference call to discuss the results of the third quarter of 2003. We suggest you access the call 10-15 minutes prior to the start time by signing on at www.onyx.com or www.companyboardroom.com. The call will be archived and available for replay at these same URLs. Alternatively, you can participate by phone.

When: Monday October 27, 2003
Time: 4:30 pm (Eastern) / 1:30 pm (Pacific)
Web Access: www.onyx.com or www.companyboardroom.com
Dial-In: 1-800-901-5218
International Dial-In: 1-617-786-4511
Passcode: 16916254
Replay: 1-617-801-6888 (available through November 4, 2003 11:45 pm,)
Passcode: 40674333

About Onyx Software

Onyx Software Corp., a worldwide leader in delivering successful CRM, offers a fast, cost-effective, useable solution that shares critical information among employees, customers and partners through three role-specific, Web services-based portals. The Onyx approach delivers real-world success by aligning CRM technology with business objectives, strategies and processes. Companies rely on Onyx across multiple departments to create a superior customer experience and a profitable bottom line. Onyx serves customers worldwide in a variety of industries, including financial services, healthcare, high technology and the public sector. Customers include Amway, United Kingdom lottery operator Camelot, Delta Dental Plans of California, Microsoft Corporation, Mellon Financial Corporation, The Regence Group, State Street Corporation and Suncorp. More information can be found at 888-ASK-ONYX, info@onyx.com or email info@onyx.com.

Forward-Looking Statement

This press release contains forward-looking statements, including statements about our expected financial results for the fourth quarter of 2003, the overall business opportunity for Onyx and the timing of payment of Onyx’s remaining cash restructuring obligations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Onyx’s actual results include, but are not limited to the risk that we do not achieve the financial results that we expect, the risk that existing Onyx customers will not purchase additional licenses and services and the “Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price” described in our quarterly report on form 10-Q for the period ended June 30, 2003. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

#Financial Tables follow#

Onyx Software Corporation
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
License	$3,633	$7,265	$9,374	$16,828
Service	11,767	11,763	36,043	35,325

Total revenue	15,400	19,028	45,417	52,153
Costs of revenue
Cost of license	175	270	657	667
Amortization of acquired technology	84	138	252	414
Cost of service	5,251	4,922	16,129	15,181

Total cost of revenue	5,510	5,330	17,038	16,262
Gross margin	9,890	13,698	28,379	35,891
Operating Expenses
Sales and marketing	4,460	7,882	16,025	20,941
Research and development	2,798	3,530	9,074	11,506
General and administrative	2,158	2,382	6,253	7,358
Restructuring and other-related charges	162	1,171	1,256	7,729
Amortization of acquisition-related intangibles	209	209	627	627
Amortization of stock-based compensation	4	51	32	203

Total operating expenses	9,791	15,225	33,267	48,364
Operating income (loss)	99	(1,527)	(4,888)	(12,473)
Other income (expense), net	(117)	269	3	(73)
Change in fair value of outstanding warrants	(123)	—	134	—

Loss before income taxes	(141)	(1,258)	(4,751)	(12,546)
Income tax provision (benefit)	86	(29)	7	383
Minority interest in income (loss) of consolidated subsidiary	32	(345)	(200)	(817)

Net loss	$(259)	$(884)	$(4,558)	$(12,112)

Basic and diluted net loss per share (A)	$(0.02)	$(0.07)	$(0.34)	$(0.97)

Shares used in computation of basic and diluted net loss per share (A)	13,902	12,641	13,284	12,427

(A)	On July 23, 2003, the company announced a one-for-four reverse stock split authorized by its shareholders. All share and per share amounts in the accompanying consolidated financial statements have been adjusted to reflect this reverse stock split.

Onyx Software Corporation

Supplemental Non-GAAP Information:

(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating income (loss)	$99	$(1,527)	$(4,888)	$(12,473)
Adjustments to reconcile operating income (loss) in the financial statements to non-GAAP operating income (loss):
Restructuring charges	(10)	586	359	6,922
Facilities
Severance	50	120	688	477
Asset impairments	122	465	209	590
Other	—	—	—	(260)

Total restructuring charges	162	1,171	1,256	7,729
Amortization of acquired technology	84	138	252	414
Amortization of acquisition-related intangibles	209	209	627	627
Amortization of stock-based compensation	4	51	32	203

Non-GAAP operating income (loss)	$558	$42	$(2,721)	$(3,500)

Net loss	$(259)	$(884)	$(4,558)	$(12,112)
Adjustments to reconcile net loss in the financial statements to non-GAAP net income (loss):
Restructuring charges	(10)	586	359	6,922
Facilities
Severance	50	120	688	477
Asset impairments	122	465	209	590
Other	—	—	—	(260)

Total restructuring charges	162	1,171	1,256	7,729
Amortization of acquired technology	84	138	252	414
Amortization of acquisition-related intangibles	209	209	627	627
Amortization of stock-based compensation	4	51	32	203
Change in fair value of outstanding warrants	123	—	(134)	—
Deferred income tax associated with acquisitions	(71)	(72)	(213)	(279)

Non-GAAP net income (loss)	$252	$613	$(2,738)	$(3,418)

Non-GAAP basic and diluted net income (loss) per share	$0.02	$0.05	$(0.21)	$(0.28)

Shares used in computation of non-GAAP basic net income (loss) per share	13,902	12,641	13,284	12,427

Shares used in computation of non-GAAP diluted net income (loss) per share	14,012	12,817	13,284	12,427

Onyx Software Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	September 30,	December 31,
	2003	2002

	(Unaudited)	(Unaudited)
Assets:
Current Assets:
Cash and cash equivalents (B)	$11,983	$19,279
Accounts receivable, net	12,419	14,408
Prepaid expenses and other current assets	2,912	3,374
Current deferred tax asset	272	273

Total current assets	27,586	37,334
Property and equipment, net	4,501	6,474
Purchased technology, net	3	253
Other intangibles, net	835	1,461
Goodwill, net	8,180	8,180
Other assets	830	1,085

Total Assets	$41,935	$54,787

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$1,026	$1,484
Salary and benefits payable	1,531	1,675
Accrued liabilities	2,489	3,147
Income taxes payable	1,003	660
Current portion long-term liabilities	—	180
Current portion of restructuring-related liabilities	4,055	10,224
Deferred revenue	14,287	16,258

Total current liabilities	24,391	33,628
Long-term liabilities	—	77
Long-term restructuring-related liabilities	567	2,600
Long-term restructuring-related liabilities – warrants	786	920
Deferred tax liability	284	497
Minority interest in joint venture	35	237
Shareholders’ Equity
Common stock	142,445	139,459
Deferred stock-based compensation	—	(84)
Accumulated deficit	(126,619)	(122,061)
Accumulated other comprehensive income (loss)	46	(486)

Total shareholders’ equity	15,872	16,828

Total Liabilities and Shareholders’ Equity	$41,935	$54,787

(B)	Includes $3.0 million and $2.2 million in restricted cash as of September 30, 2003 and December 31, 2002, respectively, which was pledged in conjunction with the company’s line of credit as of September 30, 2003 and the company’s line of credit and corporate card program as of December 31, 2002.